Exhibit 10.2

SEPARATION AGREEMENT AND RELEASE

THIS SEPARATION AGREEMENT AND RELEASE is made by and between HYAM LEVITSKY, M.D. (“Employee”) and CENTURY THERAPEUTICS, INC. (the “Company”) as of the last date signed below.

RECITALS

WHEREAS, Employee is presently employed by the Company as its President of Research and Development;

WHEREAS, on May 26, 2021, Employee entered into an Employee Confidentiality, Restrictive Covenant and Assignment Agreement (the “Confidentiality Agreement”) and an Executive Employment Agreement with the Company (the “Employment Agreement”);

WHEREAS, on January 5, 2023, Employee provided the Company with written notice of his intention to resign from employment with “Good Reason” (as that term is used in the Employment Agreement);

WHEREAS, the Company and Employee desire to enter into this Separation Agreement and Release to set forth the terms and conditions of Employee’s remaining period of employment and Employee’s entitlements in connection with the cessation of his employment; and

NOW THEREFORE, in consideration of the mutual promises made herein, intending to be legally bound, the Company and Employee hereby agree as follows:

1.Transition Period; Cessation of Employment.

a.The Company agrees to continue to employ Employee, and Employee agrees to remain in employment with the Company, until the earliest of (i) January 31, 2023 (the “Termination Date”), (ii) the date of Employee’s death or Disability, or (iii) the date Employee’s employment is terminated by the Company with Cause, at which time Employee’s employment by the Company will cease. For the purposes of this Separation Agreement and Release, “Cause” and “Disability” have the meaning set forth in the Employment Agreement.

b.During the period between the date hereof and the date his employment ceases (the “Transition Period”), Employee agrees to devote his reasonable best efforts and full business time to the performance of his duties for the Company and its affiliates (collectively, the “Company Group”), including, but not limited to, conducting an orderly transition of his duties to other Company Group personnel.

c.Employee hereby resigns all offices, titles and positions with the Company Group, effective as of the date his employment ceases, and agrees to execute such further documents as the Company Group may reasonably request to confirm such resignation. Employee further agrees that no compensation or other amounts are payable in connection with the cessation of his employment and service, except as expressly provided in this Separation Agreement and Release.

2.Compensation During the Transition Period. During the Transition Period, Employee will continue to be paid his base salary at the current rate, but will not be eligible for a 2023 bonus or any additional equity incentive awards.

3.Compensation Upon Cessation of Employment.

a.In the event of Employee’s cessation of employment prior to the Termination Date due to his death, Disability, or a termination by the Company for Cause, the consequences of such termination shall be as set forth in the Employment Agreement. If Employee resigns from employment with the Company prior to the Termination Date or otherwise fails to comply with paragraph 1 of this Separation Agreement and Release, the consequences of such termination shall be as described in the Employment Agreement with respect to a resignation with Good Reason.

b.Provided that Employee remains employed with the Company until the Termination Date in accordance with this Separation Agreement and Release, executes this Separation Agreement and Release within 21 days of the date it was delivered to him and does not revoke this Separation Agreement and Release, executes the Subsequent Release attached hereto as Exhibit A and does not revoke such Subsequent Release such that it becomes irrevocable within 60 days following the Termination Date, and complies with the Confidentiality Agreement, the Company:

(i)waives its right to “cure” such Good Reason basis and agrees that Employee’s cessation of employment on the Termination Date will be a resignation with Good Reason;

(ii)will provide Employee with the severance payments, rights and benefits described in Section 9(a) of the Employment Agreement, at the time(s) and in the manner therein specified;

(iii)will cause the restricted stock award issued to Employee by the Company on September 18, 2019 to become fully vested as of the Termination Date; and

(iv)will cause each vested Company stock option held by Employee on the Termination Date to remain exercisable until the date that is six months following the Termination Date (subject to earlier termination only if provided in the applicable equity plan or award agreement in connection with a change in control of the Company or similar event or transaction).

c.Employee acknowledges and agrees that Employee will not be entitled to any severance benefits from the Company Group if he does not fulfill the conditions described above in paragraph 3(b) of this Separation Agreement and Release. Employee acknowledges that the severance payments, rights and benefits described above in paragraph 3(b) constitute consideration to which Employee would not be entitled without timely signing and not revoking this Separation Agreement and Release and the Subsequent Release.

4.Employee’s Release. Employee hereby generally releases and discharges the Company, together with each and every of its predecessors, successors (by merger or otherwise), parents, subsidiaries, affiliates, divisions, directors, officers, employees and agents, whether present or former (collectively the “Releasees”), from any and all suits, causes of action, complaints, obligations, demands, or claims of any kind, whether in law or in equity, direct or indirect, known or unknown, suspected or unsuspected (hereinafter “claims”), which Employee ever had or now has against the Releasees, or any one of them, arising out of or relating to any matter, thing or event occurring up to and including the date of this Separation Agreement and Release. Employee’s release specifically includes, but is not limited to:

a.any and all claims for wages and benefits including, without limitation, salary, stock, options, commissions, royalties, license fees, health and welfare benefits, separation pay, vacation pay, and bonuses;

b.any and all claims for wrongful discharge, breach of contract (whether express or implied), or for breach of the implied covenant of good faith and fair dealing;

c.any and all claims for alleged employment discrimination, harassment or retaliation on the basis of race, color, religion, sex, sexual orientation, national origin, age, ancestry, veteran or military status, genetic information, disability and/or handicap, familial status, marital status, gender identity, and any and all other claims in violation of any federal, state or local statute, ordinance, judicial precedent or executive order, including but not limited to claims under the following statutes: Title VII of the Civil Rights Act of 1964, 42 U.S.C. §§ 2000e et seq., the Civil Rights Act of 1866, 42 U.S.C. § 1981, the Age Discrimination in Employment Act, 29 U.S.C. §§ 621 et seq., the Older Workers Benefit Protection Act, 29 U.S.C. § 626(f), the Uniformed Services Employment and Reemployment Rights Act, 38 U.S.C. §§ 4301 et seq., the Americans with Disabilities Act, 42 U.S.C. §§ 12101 et seq., the National Labor Relations Act, 29 U.S.C. §§ 151 et seq., the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §§ 2101 et seq., the Genetic Information Nondiscrimination Act, 42 U.S.C. §§ 2000ff et seq., the Rehabilitation Act of 1973, 29 U.S.C. §§ 701 et seq., the Family and Medical Leave Act, 29 U.S.C. §§ 2601 et seq., the Employee Retirement and Income Security Act of 1974, 29 U.S.C. §§ 1001 et seq., the Pennsylvania Human Relations Act, the Pennsylvania Whistleblower Law, the Philadelphia Fair Practices Ordinance, the Washington Industrial Welfare Act, the Washington Minimum Wage Act, the Washington Wage Payment Act and Wage Rebate Act, the Washington Law Against Discrimination, Washington leave laws (including the Paid Sick Leave Act, the Family Care Act, the Domestic Violence Leave Act, and the Military Family Leave Act), and any comparable statute of any other state, country or locality.

d.any and all claims in tort (including but not limited to any claims for wrongful termination, misrepresentation, defamation, interference with contract or prospective economic advantage, intentional or negligent infliction of emotional distress, duress, loss of consortium, invasion of privacy and negligence);

e.any and all claims under any federal, state or local statute or law;

f.any and all claims for damages of any kind, including compensatory and punitive damages; and

g.any and all claims for attorneys’ fees and costs.

The foregoing notwithstanding, this paragraph 4 will not release Employee’s rights (i) under paragraph 3(b) of this Separation Agreement and Release, (ii) under the Company Group’s welfare benefit plans (other than severance benefit plans) and 401 (k) plan, subject to the terms and conditions of those plans, or (iii) to indemnification for his acts or omissions as an employee or officer of the Company or any of its affiliates, or for the benefit of any applicable D&O insurance, to the extent contemplated by the Employment Agreement or the Company’s governing documents.

5.Acknowledgment. Employee understands that Employee’s release extends to all of the aforementioned claims and potential claims which arose on or before the date of this Separation Agreement and Release, whether now known or unknown, suspected or unsuspected, and that this constitutes an essential term of this Separation Agreement and Release. Employee further understands and acknowledges the significance and consequence of this Separation Agreement and Release and of each specific release and waiver, and expressly consents that this Separation Agreement and Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected claims, demands, obligations, and causes of action, if any, as well as those relating to any other claims, demands, obligations or causes of action herein above-specified.

6.Return of Company Property.

a.As used in this Separation Agreement and Release, the term “Company Property” includes, without limitation: (i) all materials (including all copies thereof) containing any Confidential Information (as defined in the Employee Confidentiality Agreement), including, without limitation, drawings, tapes, disks, codes, descriptions or other papers, documents or other materials; (ii) all computer hardware, computer software, cell phones, smart phones, business equipment, drawings, designs, specifications, tapes, drives, disks, codes, notes, files, documents, memoranda or data created by Employee, or made available or furnished to Employee by the Company or any affiliated company (including all copies thereof), whether or not they contain Confidential Information; (iii) all other materials containing any information pertaining to the business of the Company or any affiliated company, or any of their employees, consultants, or business associates, that were acquired by Employee in the course of employment with the Company; and (iv) any passwords to any electronically stored documents on Employee’s mobile phone or computer.

b.Employee represents that, not later than the Termination Date, Employee will return all Company Property to the Company, and delete all copies of any Company documents, emails, files, data, software, code, business processes and procedures, and/or any Confidential Information that Employee has stored on any personally owned computer, smartphone, network, or computer system. Employee agrees that the Company may demand proof of deletion and that Employee will provide such proof upon request.

7.Covenant Not to Sue. Employee affirms that no charge, complaint or action exists in any forum brought by or on behalf of Employee against the Releasees, and that Employee has not assigned any existing or potential claim to any third party. Further, Employee (for Employee and for Employee’s family members, heirs, executors, administrators, successors, and assigns) covenants that Employee will not at any time hereafter commence, maintain, or in any way cause, or advise to be commenced or prosecuted, or permit to be filed by any other person on Employee’s behalf, any grievance, charge, action (including any class action), suit, or proceeding (judicial or administrative) against the Releasees, except as such waiver is specifically prohibited by law or as provided in paragraph 8 below. Although Employee is not waiving the right to file a charge with the Equal Employment Opportunity Commission or similar state agency, Employee waives any right to personal relief, including reinstatement and money damages.

8.Permitted Conduct. Nothing in this Separation Agreement and Release restricts or prohibits Employee from initiating communications directly with, responding to any inquiries from, providing testimony before, providing Confidential Information to, reporting possible violations of law or regulation to, or assisting with an investigation directly with any governmental agency or entity or self-regulatory authority, including but not limited to the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General (collectively, the “Regulators”), or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation. Employee is not required to notify the Company that Employee has engaged in such communications, responded to such inquiries or made such reports or disclosures.

9.No Legal Violations. Employee agrees and covenants that during Employee’s employment with the Company, Employee did not violate any federal, state or local law, statute or regulation, or Company policy while acting within the scope of Employee’s employment with the Company. While the Company is not currently aware of any facts giving rise to a potential claim against Employee, Employee acknowledges and understands that if the Company should discover any such violation after execution of this Separation Agreement and Release, it will be considered a material breach of this Separation Agreement and Release, all of the Company’s obligations to Employee hereunder (including the obligation to provide the severance benefits described in Section 9(a) of the Employment Agreement) will become immediately null and void, and the Company will have the ability to pursue all claims to enforce its rights. Employee further agrees and covenants that during Employee’s employment with the Company, Employee did not witness and fail to report any violation of federal, state, or local law, statute or regulation, nor did Employee witness and fail to report any violation of any Company policy.

10.Duty of Cooperation. Employee acknowledges that his obligation under Section 8(d) of Employment Agreement to cooperate with the Company and its counsel will survive the cessation of his employment and he hereby reaffirms such obligation.

11.Remedies. Ail remedies at law or in equity shall be available to the Releasees for the enforcement of this Separation Agreement and Release. This Separation Agreement and Release may be pleaded as a full bar to the enforcement of any claim that Employee may assert against the Releasees.

12.No Admissions. Neither the execution of this Separation Agreement and Release by the Company, nor the terms hereof, constitute an admission by the Company of liability to Employee.

13.Non-Disparagement. Employee agrees to refrain from making disparaging comments about the Releasees, and from taking any action or making any statements that would harm the professional or business reputation of any of the Releasees, including on social media. Employee is permitted to discuss his employment history at the Company in general terms, provided that in doing so, he does not disparage the Company or make any statements that are misrepresentative or inaccurate, and does not reveal any of the Company’s confidential information. Employee will direct any requests for a reference to Shane Williams, Chief People Officer (shane@centurytx.com). Dr. Williams will only provide Employee’s title and dates of employment.

14.Confidentiality. Employee shall not discuss, disclose or publicize the terms or fact of this Separation Agreement and Release, directly or indirectly, to any person or entity, except to Employee’s accountant, attorney, spouse, and to others as required by law. Employee further understands and agrees that such information may be disclosed to the aforementioned individuals only on the condition that such individuals in turn agree to keep such information completely confidential, and not to disclose it to others. A breach of this provision by any of these persons shall constitute a breach by Employee.

15.No Assistance. Employee shall not solicit or assist current, future or former employees or temporary workers of the Company in preparing, commencing or prosecuting any action or proceeding against the Company, including but not limited to, any administrative agency claims, claims in arbitration, charges or complaints and/or lawsuits against the Company and will not participate voluntarily or cooperate in any such action or proceeding, except when such waiver is specifically prohibited by law, unless ordered by a Court of competent jurisdiction or as provided in paragraph 8. Nothing in this paragraph shall prevent Employee from testifying truthfully in response to a bona fide subpoena or Court Order. Employee agrees that if Employee receives a subpoena or Court Order requiring Employee to testify or participate in any action or proceeding against the Company, Employee will notify Osvaldo Flores, Chief Executive Officer (or his successor or designee), and will make no disclosure until the Company has had fifteen (15) days from receipt of notice to contest the right of the requesting person or entity to such disclosure.

16.Confidentiality Agreement. Employee acknowledges and agrees that his obligations under the Confidentiality Agreement will survive his cessation of employment. Employee further acknowledges and agrees that he received adequate consideration for entering into the Confidentiality Agreement and hereby reaffirms his obligations thereunder.

17.Essential Terms. Employee understands and acknowledges that Employee’s promises in paragraphs 6, 7, 10, 13, 14, 15 and 16 of this Separation Agreement and Release are a material inducement for the Company to enter into this Separation Agreement and Release and are of the essence of this Separation Agreement and Release. Employee therefore agrees that if a Court determines that Employee has breached any of the provisions of the aforementioned paragraphs, then in addition to any other equitable or legal remedies available to the Company, (a) Employee will be obligated to return to the Company the severance payments, rights and benefits described in paragraph 3(b) of this Separation Agreement and Release; and (b) the Company will be relieved from any obligation to provide any further severance benefits.

18.Fees and Costs. The parties shall bear their own attorneys’ fees and costs.

19.Entire Agreement. This Separation Agreement and Release, together with the Confidentiality Agreement and Subsequent Release, contain the entire agreement of the parties with respect to the subject matter hereof, supersede any prior agreements or understandings with respect to the subject matter hereof, and shall be binding upon their respective heirs, executors, administrators, successors and assigns.

20.Severability. If any term or provision of this Separation Agreement and Release shall be held to be invalid or unenforceable for any reason, the validity or enforceability of the remaining terms or provisions shall not be affected, and such term or provision shall be deemed modified to the extent necessary to make it enforceable.

21.Review of Agreement/Advice of Counsel.

a.Employee is hereby advised to seek the advice of counsel.

b.Employee acknowledges that Employee is acting of Employee’s own free will, that Employee has been afforded a reasonable time to read and review the terms of the Separation Agreement and Release, and that Employee is voluntarily entering into this Separation Agreement and Release with full knowledge of its provisions and effects. Employee intends that this Separation Agreement and Release shall not be subject to any claim for duress.

c.Employee further acknowledges that Employee has been given at least 21 days within which to consider this Separation Agreement and Release and that if Employee decides to execute this Separation Agreement and Release before the 21 day period has expired, Employee does so voluntarily and waives the opportunity to use the full review period. Employee agrees that changes to this Separation Agreement and Release, whether or not material, will not restart the review period. If Employee chooses to accept this Separation Agreement and Release, Employee should send a signed copy to Shane Williams via email at shane@centurytx.com.

d.Employee has seven (7) days after signing to revoke Employee’s acceptance of this Separation Agreement and Release, and this Separation Agreement and Release will not become effective or enforceable until the seven-day period has expired. If Employee chooses to revoke Employee’s acceptance of this Separation Agreement and Release, Employee should send written notice to Shane Williams via email at shaiie@centurytx.com.

22.Amendments. Neither this Separation Agreement and Release nor any term hereof may be orally changed, waived, discharged, or terminated, and may be amended only by a written agreement between the parties hereto.

23.Governing Law. This Separation Agreement and Release shall be governed by the laws of the Commonwealth of Pennsylvania, without regard to the conflict of law principles of any jurisdiction.

24.Counterparts. This Separation Agreement and Release may be executed in one or more counterparts, including by a scanned version of a manual signature, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument.

25.Legally Binding. The terms of this Separation Agreement and Release contained herein are contractual, and not a mere recital.

[signature page follows]

IN WITNESS WHEREOF, the parties, acknowledging that they are acting of their own free will, have caused the execution of this Separation Agreement and Release on the day and year written below, respectively.

HYAM LEVITSKY, M.D.

/s/ Hyam Levitsky, M.D.

Date:	1/22/2023

CENTURY THERAPEUTICS, INC

/s/ Shane Williams

By: Shane Williams

Title: Title: Chief People Officer

Date:	1/23/2023

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